UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 30, 2016

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	0-10967 (Commission File Number)	36-3161078 (IRS Employer Identification No.)

One Pierce Place, Suite 1500, Itasca, Illinois (Address of principal executive offices)		60143-1254 (Zip Code)
(630) 875-7463 (Registrant's telephone number, including area code) N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders
On November 30, 2016, First Midwest Bancorp, Inc. (the “Company”) held a Special Meeting of Stockholders in connection with the proposed acquisition of Standard Bancshares, Inc. (“Standard Bancshares”) and its wholly-owned subsidiary, Standard Bank and Trust Company, based in Hickory Hills, Illinois. At the special meeting, the Company’s stockholders considered two proposals, each of which is described more fully in the joint proxy statement/prospectus filed by the Company with the Securities and Exchange Commission on October 27, 2016. A total of 67,932,043 shares of the Company’s common stock were represented in person or by proxy at the special meeting, which represented approximately 83.4% of the Company’s total outstanding shares of common stock entitled to vote at the special meeting.
The vote results on the matters presented at the special meeting are set forth below.
Item 1 - Stock Issuance Proposal. The issuance of Company common stock in the Standard Bancshares acquisition transaction as contemplated by the Agreement and Plan of Merger, dated as of June 28, 2016, by and among the Company, Standard Bancshares and Benjamin Acquisition Corporation was approved upon the following votes:

Votes For	Votes Against	Abstentions	Broker Non-Votes
67,673,647	103,542	154,854	-0-
Item 2 - Adjournments of the Special Meeting. One or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit the further solicitation of proxies in favor of the stock issuance proposal were approved upon the following votes:

Votes For	Votes Against	Abstentions	Broker Non-Votes
62,797,599	4,985,998	148,446	-0-
Item 8.01 Other Events
Standard Bancshares also held a special meeting of shareholders on November 30, 2016 to consider and approve certain matters related to the proposed merger with the Company. At the Standard Bancshares special meeting, each of the matters presented, and accordingly the proposed merger with the Company, was approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Midwest Bancorp, Inc.
(Registrant)

Date:	December 6, 2016	/s/ NICHOLAS J. CHULOS
By: Nicholas J. Chulos Executive Vice President, Corporate Secretary, and General Counsel